PAULSON INVESTMENT COMPANY, INC. NAMES INDUSTRY VETERAN
JAMES KENNEDY AS SVP, SALES

Kennedy Brings More Than 25 Years of Experience to Paulson Investment Company, Inc.

NEW YORK – (PR NEWSWIRE) – December 22, 2008 – Paulson Investment Company, Inc. (Paulson), a wholly owned subsidiary of Paulson Capital Corp. (Nasdaq:PLCC), has named James (Jim) Kennedy as Senior Vice President, Sales.  In this role, Kennedy will be a key member of Paulson’s Northeast Regional Sales Team.

“Paulson Investment Company is proud to have Jim Kennedy as a leader on our sales team,” said Trent Davis, Chief Executive Officer of Paulson Investment Company, Inc.  “Jim’s exceptional reputation and proven track record of excellence in client service make him an important addition to our sales force.”

Prior to joining Paulson, Kennedy had a successful, 25 year tenure at McLaughlin, Piven, Vogel Securities, Inc. (MPV), where he served as National Sales Director and oversaw six branch locations and 150 representatives nationwide.  In addition to his more than two decades of experience, Kennedy brings to Paulson a book of business with approximately $90 million in assets under management.

“I’m honored to be part of Paulson Investment Company, an independent, full-service broker dealer that is widely respected in the industry,” said Kennedy.  “The Company’s reputation for establishing and maintaining good working relationships with independent brokers made Paulson the perfect fit to support my client goals and continued career growth.”

“In this market environment, Paulson Investment Company is seeing inquiries into our independent platform from small, regional broker dealers to the large wire houses,” said Christopher Schreiber, Senior Vice President and National Sales Director of Paulson.  “Paulson’s 40 year track record in both our traditional brokerage business and investment banking platforms is increasingly attractive to financial consultants.”

Kennedy received a Master of Finance degree from Long Island University.  Prior to beginning his career in finance, he served in the Marine Corps.  Kennedy, his wife and three children reside in Westfield, New Jersey.

The addition of James Kennedy and the Westfield, New Jersey branch office marks the opening of Paulson Investment Company’s 41st branch office location.

About Paulson Capital Corporation
Paulson Capital Corporation is the parent company to Paulson Investment Company, Inc.  Headquartered in Portland, Oregon, Paulson Investment Company, Inc. is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million.  Founded by Chester “Chet” Paulson in 1970, it has managed or underwritten 163 securities offerings and has generated more than $1.2 billion for client companies.  The firm’s enduring success stems from its ability to recognize emerging industry trends and from supporting emerging companies pioneering positive change and advancements in those related markets.

With 41 branch offices throughout the country, Paulson Investment Company, Inc. aims to earn and build trust with retail and select institutional investors through highly customized financial portfolio management, diversified financial products and service offerings and effective administration and execution of investment strategies that specifically address individual risk tolerance levels.  In addition, Paulson Investment Company, Inc.’s brokerage clients look to the firm for compelling new investment ideas in the small and emerging growth markets.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties.  Actual results of achievements may be materially different from those expressed or implied.  The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control.  In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company.  Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

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